UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 30, 2012 (January 27, 2012)

NEUROGESX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33438	94-3307935
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2215 Bridgepointe Parkway, Suite 200, San Mateo, California 94404

(Address of principal executive offices, including zip code)

650-358-3300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 27, 2012, Neurogesx, Inc., (the “Company”) received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) advising that for the previous 30 consecutive business days, the Company failed to maintain a minimum bid price of $1.00 for its listed securities as required for continued listing (the “Bid Price Requirement”) on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 5450(a)(1). This notification has no effect on the listing of the Company’s common stock at this time.

NASDAQ stated in its letter that in accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), the Company will be provided 180 calendar days, or until July 28, 2012, to regain compliance with the Bid Price Requirement. The daily consolidated closing bid price is used to determine whether the Company meets the Bid Price Requirement for continued listing. The NASDAQ letter also states that if, at any time before July 28, 2012, the Company meets the Bid Price Requirement for a minimum of 10 consecutive business days, the NASDAQ staff will provide the Company with written notification that it has achieved compliance with the Bid Price Requirement.

If the Company does not regain compliance with the Bid Price Requirement by July 28, 2012, the NASDAQ staff will provide the Company with written notification that the Company’s common stock will be delisted from the NASDAQ Global Market. Alternatively, NASDAQ Marketplace Rules may permit the Company to transfer the Company’s common stock to the NASDAQ Capital Market if the Company’s common stock satisfies the listing criteria for such market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGESX, INC.

By:	/s/ Stephen F. Ghiglieri
Stephen F. Ghiglieri
Executive Vice President, Chief Operating Officer and Chief Financial Officer

Date: January 30, 2012